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                                   EXHIBIT B
                                   ---------

                 Proposed Amendment to Articles of Organization
                 ----------------------------------------------

VOTED: that Article 4 of the articles of organization of the Corporation be and hereby is amended to read in its entirety as follows:

          "SECTION 1.  General.
                       -------

          The total number of shares of stock which the Corporation shall have the authority to issue is 7,500,000 shares of Common Stock, par value $.06 2/3 per share, and 250,000 shares of Preferred Stock, par value $.01 per share.

          The shares authorized in this Article 4 may be issued by the Corporation from time to time as approved by its Board of Directors without the approval of its stockholders.

          The preferences, voting powers, qualifications and special or relative rights or privileges as to, each class or series of stock now established shall be as set forth below in Sections 2 and 3 of this Article 4.

          SECTION 2.  Common Stock.
                      ------------

          Except as provided by law or in this Article 4 (or in any certificate of establishment of any series of Preferred Stock), the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote on all matters for each share held by such holder.

          Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of the dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors.

          In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the Common Stock in the event of liquidation, dissolution or winding up the Company the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in

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proportion to their holdings.

     SECTION 3.  Preferred Stock.
                 ---------------

     The Preferred Stock shall consist of 250,000 shares which shall have the preferences, voting powers, qualifications, and special or relative rights or privileges set forth in the following description thereof.

     The Preferred Stock may consist of one or more series. The Board of Directors may, from time to time, establish and designate the different series and designate variations in the relative rights and preferences between the different series as provided below, but in all other respects all shares of the Preferred Stock shall be identical. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

     Subject to the provisions hereof, the Board of Directors is authorized to establish one or more series of Preferred Stock and, to the extent now or hereafter permitted by the laws of The Commonwealth of Massachusetts, to fix and determine the preferences, voting powers, qualifications and special or relative rights or privileges of each series including, but not limited to:

          (a) the number of shares to constitute such series and the distinguishing designation thereof;

          (b) the dividend rate on the shares of such series and the preferences, if any, and the special and relative rights of such shares of such series as to dividends;

          (c) whether or not the shares of such series shall be redeemable, and, if redeemable, the price, terms and manner of redemption;

          (d) the preferences, if any, and the special and relative rights of the shares of such series upon liquidation of the Corporation;

          (e) whether or not the shares of such series shall be subject to the operation of a sinking or purchase fund and, if so, the terms and provisions of such fund;

          (f) whether or not the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class of stock of the Corporation and, if so, the conversion price or ratio and other conversion rights;

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          (g) the conditions under which the shares of such series shall have separate voting rights or no voting rights; and

          (h) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the laws of The Commonwealth of Massachusetts.

Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time authorize the issuance of additional shares of the same series."



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